UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2007 (May 31, 2007).

FORTIFIED HOLDINGS CORP.
(formerly Aegis Industries, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	000-51936	98-0420577
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

75200 Shady Grove Road, Suite 202, Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 319-0043

Aegis Industries Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2007, Fortified Holdings Corp. (then Aegis Industries, Inc.) (the “Corporation”) agreed to acquire Z5 Technologies LLC (“Z5”) pursuant to an Agreement and Plan of Merger by and among the Corporation, Z5, Thomas Keenan Ventures LLC (“TKV”) and Aegis Merger Corporation (the “Merger Agreement”).

Upon the closing of the acquisition under the Merger Agreement (the “Acquisition”), the Corporation will acquire (through Aegis Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Corporation) all of the outstanding equity of Z5 from TKV, which is currently the sole owner of the Z5 equity. In consideration, TKV will be issued 17,000,000 shares of the Corporation’s common stock and a promissory note in the amount of $5,000,000. The shares issued to Z5 in the Acquisition are subject to registration rights. The note will be payable in four payments on specified dates between August 2007 and March 2008, and is guaranteed by a certain continuing guaranty agreement by and between Aegis Merger Corporation and TKV. The Corporation will also grant stock options to current holders of Z5 options entitling them to purchase up to an additional 3,000,000 shares of the Corporation’s common stock.

The Merger Agreement provides that (subject to certain conditions) 4,000,000 of the shares issued to TKV in the Acquisition will be subject to a “clawback” and cancellation if the Z5 business does not generate at least $1.25 million in earnings before interest, taxes, depreciation and amortization (EBITDA) over the period of July 1, 2007 through June 30, 2008 (excluding expenses associated with stock option grants). The Merger Agreement also provides that TKV and the Corporation will indemnify one another after the closing with respect to various matters, subject to specified conditions and limitations.

The closing of the Acquisition is subject to conditions set forth in the Merger Agreement, including the continued accuracy of the representations and warranties made by both parties and the parties’ continuing due diligence review. The closing of the Acquisition is conditioned on the Corporation securing at least $5,000,000 in cash prior to or simultaneously therewith.

The Merger Agreement provides that Brendan T. Reilly will become the President, Chief Executive Officer and Chairman of the Corporation, and Alan Hurwitz will become Chief Financial Officer of the Corporation, both effective as of the closing of the Acquisition. Mr. Reilly currently holds a controlling interest in TKV.

The Merger Agreement provides that either party can terminate the Merger Agreement, without penalty, if the closing does not occur by June 30, 2007.

Section 5 – Corporate Governance and Management.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective June 1, 2007, the Corporation changed its name from Aegis Industries, Inc. to Fortified Holdings Corp. In accordance with the provisions of Section 92A.180 of the Nevada Revised Statutes the name change did not require approval of the stockholders of the Corporation, and was effectuated by merger of Fortified Holdings Corp., a Colorado corporation and wholly owned subsidiary of the Corporation, with and into the Corporation and the filing of Articles of Merger (the “Articles”) with the Secretary of State of the State of Nevada. A certified copy of which Articles will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than one business day following receipt of such Articles from the Secretary of State of the State of Nevada.

As of the date of the filing of this Current Report on Form 8-K the Corporation has applied for a new CUSIP number with the CUSIP Service Bureau, which application is currently pending, and upon receipt of which the Corporation intends to notify The NASDAQ Stock Market, Inc., Market Integrity (“NASDAQ”), of its name change, and thereafter receive a new ticker symbol from NASDAQ. The Company will issue a press release at least business one day prior to its symbol change on the OTC Bulletin Board.

Section 8 – Other Events

Item 8.01 Other Events.

On May 31, 2007 the Corporation issued a certain press release announcing the information disclosed in Item 1.01. A copy of such press release is attached as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits. (d) Exhibits

Exhibit	Description

10.1	Merger Agreement by and among Z5 Technologies LLC, Aegis Merger Corporation, Aegis Industries, Inc. and Thomas Keenan Ventures, LLC, dated May 31, 2007.

10.2	Form of Registration Rights Agreement by and between Aegis Industries, Inc. and Thomas Keenan Ventures, LLC.

10.3	Form of $5,000,000 Term Loan Note issued by Aegis Industries, Inc. to Thomas Keenan Ventures, LLC.

10.4	Form of Continuing Guaranty Agreement by and between Aegis Merger Corporation and Thomas Keenan Ventures, LLC.

99.1	Press Release dated May 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2007	AEGIS INDUSTRIES, INC.

	By:	/s/ Dennis Mee
Dennis Mee
Interim President, Chief Financial
Officer & Secretary